Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement of FirstEnergy Corp., to the Registration Statement on Form S-3 (File No. 333-204422) of our report dated February 16, 2016 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in FirstEnergy Corp.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

December 13, 2016